Exhibit 10.2
AMENDED AND RESTATED SECURITY AGENCY AGREEMENT
among
BANK OF AMERICA, N.A.,
as Global Administrative Agent
under the Global Senior Credit Agreement referred to herein,
Certain other Creditors of ProLogis
and
BANK OF AMERICA, N.A.,
as Collateral Agent
Dated as of October 6, 2005

TABLE OF CONTENTS

Page
SECTION 1. DEFINITIONS AND INTERPRETATION	2
SECTION 2. APPOINTMENT OF COLLATERAL AGENT	12
SECTION 3. DECISIONS RELATING TO ADMINISTRATION AND EXERCISE OF REMEDIES VESTED IN THE MAJORITY CREDIT PARTIES; RESCISSION OF TRIGGER DATE	12
SECTION 4. APPLICATION OF PROCEEDS	14
SECTION 5. SHARING AND EQUALIZATION OF RECOVERIES	17
SECTION 6. EQUALIZATION CONSIDERATIONS	19
SECTION 7. INFORMATION	20
SECTION 8. OTHER DS DEBT; ADDITIONAL VOTING CREDIT PARTIES	21
SECTION 9. DISCLAIMERS, INDEMNITY, ETC	22
SECTION 10. INVALIDATED PAYMENTS	26
SECTION 11. MISCELLANEOUS	26

Schedule 1 Prior Credit Agreements
Schedule 2 Existing Other Designated Senior Debt
Schedule 3 Security Documents
Exhibit A Notice of Designated Senior Debt
Exhibit B Form of Acknowledgment
Exhibit C Form of Noteholder Notice

AMENDED AND RESTATED SECURITY AGENCY AGREEMENT
     THIS AMENDED AND RESTATED SECURITY AGENCY AGREEMENT (this “Agreement”) dated as of October 6, 2005 is among BANK OF AMERICA, N.A. (“Bank of America”), as Global Administrative Agent (as defined below) on behalf of the Global Lenders (as defined below), certain other creditors (or the representatives of such creditors) of ProLogis, a Maryland real estate investment trust (“ProLogis”), and Bank of America, as Collateral Agent (as defined below).
R E C I T A L S
     WHEREAS, ProLogis, various affiliates thereof and various financial institutions previously entered into the Credit Agreements described on Schedule 1 (each a “Prior Credit Agreement”);
     WHEREAS, in connection with the Prior Credit Agreements, Collateral Agent entered into a Security Agency Agreement (the “Original Agreement”) dated as of August 8, 2003 among Collateral Agent and representatives of certain other creditors of ProLogis in order to secure the Prior Credit Agreements and other “Designated Senior Debt” (as defined therein);
     WHEREAS, pursuant to the Original Agreement, the parties appointed Bank of America as collateral agent (in such capacity, “Collateral Agent”) to act on behalf of all Credit Parties (as defined below) regarding the Collateral (as defined below);
     WHEREAS, concurrently herewith, the Prior Credit Agreements are being refinanced by the Global Senior Credit Agreement dated as of the date hereof (the “Global Credit Agreement”) among ProLogis, the Affiliate Borrowers referred to therein (ProLogis and such Affiliate Borrowers, collectively “Borrowers”), Bank of America, as Global Administrative Agent (in such capacity, “Global Administrative Agent”), and the other agents, letter of credit issuers and lenders from time to time party thereto (Global Administrative Agent and such other agents, letter of credit issuers and lenders, “Global Lenders”);
     WHEREAS, pursuant to an Unconditional Parent Guaranty Agreement dated as of the date hereof (the “ProLogis Global Guaranty”), ProLogis has guaranteed all obligations of the other Borrowers under or in connection with the Global Credit Agreement, and pursuant to one or more other guaranties (together with the ProLogis Global Guaranty, the “ProLogis Guaranties”), ProLogis may guarantee certain other obligations of various of its subsidiaries and affiliates;
     WHEREAS, pursuant to various guaranty agreements (each an “Affiliate Guaranty”), various subsidiaries and affiliates of ProLogis have guaranteed, and may from time to time hereafter guarantee, obligations of ProLogis and certain other Borrowers under or in connection with (i) the Global Credit Agreement; (ii) one or more ProLogis Guaranties; and (iii) certain other Designated Senior Debt (as defined below);
     WHEREAS, pursuant to one or more pledge agreements, ProLogis and certain of its subsidiaries have pledged, and may from time to time hereafter pledge, intercompany notes and other indebtedness to Collateral Agent to secure the Credit Obligations (as defined below);
     WHEREAS, ProLogis and the parties hereto have agreed that the indebtedness evidenced by the Global Credit Agreement and all other existing and future Designated Senior Debt shall, to the extent
Amended and Restated Security Agency Agreement

possible (and subject to the terms and provisions hereof), receive ratable payments and other recoveries in the event of the bankruptcy of ProLogis or certain other events specified herein; and
     WHEREAS, the parties hereto desire to amend and restate the Original Agreement in the form of this Agreement, and such amendment and restatement has been consented to by all necessary parties;
     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION.
     (a) As used in this Agreement, (i) the terms “Affiliate Borrower”, “Business Day”, “Dollar Equivalent”, “Dutch Borrower”, “Exemption Regulation”, “Foreign Currency Equivalent”, “Funding Agent”, “Loan Documents”, “Overnight Rate”, “Person”, “Pledge Agreements”, “PMP”, “Same Day Funds”, “Subsidiary” and “Tranche” have the respective meanings set forth in the Global Credit Agreement; and (ii) the following terms have the respective meanings indicated below:
     “Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies (whether through the ownership of voting securities or other ownership interests, by contract, or otherwise).
     “Affiliate Guaranty” is defined in the recitals.
     “Aggregate Recovery Percentage” means for all Sharing Parties as of any date of determination, a percentage equal to 100% minus the quotient, expressed as a percentage, of (a) the remainder, as of such date, of the aggregate outstanding amount of all Shared Credit Obligations minus the aggregate amount of Reserved LC Collateral divided by (b) the sum of the aggregate amount of all Trigger Date Credit Obligations of all Sharing Parties plus all Post-Trigger-Date Accruals on all Shared Credit Obligations.
     “Agreement” is defined in the introductory paragraph.
     “Bank of America” is defined in the introductory paragraph.
     “Bankruptcy Proceeding” means, with respect to any Person, a general assignment by such Person for the benefit of its creditors, or the institution by or against such Person of any proceeding seeking relief as debtor, or seeking to adjudicate such Person as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of such Person or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property.
     “Borrowers” is defined in the recitals.
     “Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
     “Collateral” means, with respect to any Obligor, all property of such Obligor in which a Lien has been created under the Security Documents.
     “Collateral Agent” is defined in the recitals.
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     “Credit Obligations” means, collectively, (a) the Global Credit Agreement Obligations, the Hedging Obligations and the Other DSD Obligations and (b) all other amounts payable by any Obligor under this Agreement or any other Financing Agreement (including the reasonable fees and reasonable expenses of Collateral Agent in its capacity as such); and, when used with respect to any Obligor, such term means all Credit Obligations (as defined above) for which such Obligor has liability, directly or indirectly.
     “Credit Parties” means the holders, from time to time, of the Credit Obligations.
     “Designated Senior Debt” means all indebtedness arising under, pursuant to or in connection with the Loan Documents and the Other DSD Agreements.
     “Direct Obligation” means, with respect to any Obligor, any Credit Obligation of such Obligor in the capacity as the borrower of a loan or the issuer of a note, bond or similar evidence of debt, as account party with respect to a Letter of Credit, as the counterparty under a Hedging Agreement or otherwise as the primary obligor (and not a guarantor or third-party pledgor) on such Credit Obligation.
     “Directing Party” means, with respect to any particular instruction given to Collateral Agent, each Voting Credit Party that has given, or voted to give, such instruction to Collateral Agent.
     “Dollar” and “$” mean lawful money of the United States.
     “Enforcement” means demand upon any Guaranty and/or foreclosure (including judicial or non-judicial foreclosure) or similar proceedings with respect to the Collateral or any other action to obtain payments under any Guaranty or to realize upon any Collateral.
     “Equalization Date” means each of the following: (a) each anniversary of the Trigger Date (or if any such day is not a Business Day, the immediately following Business Day) that occurs prior to the Final Distribution Date; (b) any other Business Day designated by the Majority Credit Parties upon not less than thirty (30) Business Days’ prior written notice to Collateral Agent; and (c) any other Business Day designated by Collateral Agent pursuant to Section 10(b).
     “Equalization Considerations” means the sources and application of all Recoveries, the application of Recoveries from Obligors that have Shared Credit Obligations under multiple Financing Agreements and/or multiple Tranches of the Global Credit Agreement, the cost of currency conversions, the effect on the Sharing Parties of withholding and other taxes, any legal or regulatory restrictions on the ability of a Sharing Party to hold Credit Obligations of a particular Obligor, the possibility of any Recovery being rescinded or otherwise being required to be returned (and the difficulty of obtaining funds from a Sharing Party or group of Sharing Parties in the event of such rescission or return), legal and other restrictions or risks related to purchasing or selling publicly-traded securities and such other considerations as the Majority Credit Parties deem relevant and appropriate in determining allocations of Recoveries so that on the Final Distribution Date each Sharing Party will have a Recovery Percentage that is, as nearly as possible, equal to the Aggregate Recovery Percentage.
     “Event of Default” means an “Event of Default” or “Default” as defined in any Financing Agreement (or any similar term describing an event or circumstance that permits the holder or holders of the applicable Credit Obligation to accelerate the maturity thereof (it being understood that any required notice shall have been given and any applicable grace period shall have elapsed)).
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     “Final Aggregate Recovery Percentage” means for all Sharing Parties as of the Final Distribution Date after giving effect to the application of Reserved LC Collateral on such date, a percentage equal to 100% minus the quotient, expressed as a percentage, of (a) the aggregate outstanding amount of all Shared Credit Obligations as of the Final Distribution Date divided by (b) the sum of the aggregate outstanding amount of all Trigger Date Credit Obligations of all Sharing Parties plus all Post-Trigger-Date Accruals on all Shared Credit Obligations.
     “Final Distribution Date” means the earlier of (a) the date, on or after the date on which ProLogis becomes subject to any Bankruptcy Proceeding, on which such Bankruptcy Proceeding is completed (i.e., the plan of reorganization has been confirmed and the payments, Obligor Securities and other consideration to be distributed among the Credit Parties pursuant to the plan of reorganization have been distributed; or, if a Bankruptcy Proceeding results in the liquidation of ProLogis, all proceeds of such liquidation have been distributed among the creditors of ProLogis); or (b) the date on which all Letters of Credit have expired or terminated, all commitments to create Credit Obligations have terminated and either (i) the Majority Credit Parties have reasonably determined that no further Recoveries are expected to be received for application to the Credit Obligations and all claims against any Credit Party in, or relating to, such Bankruptcy Proceeding have been finally resolved (subject to no further rights of appeal) or (ii) all Credit Obligations have been indefeasibly paid in full. The Final Distribution Date may be delayed, by reasonable determination of the Majority Credit Parties or (so long as the Majority Credit Parties have not directed otherwise in writing) Collateral Agent in order to permit (x) the conversion to cash of non-cash Recoveries (other than Obligor Securities), as contemplated by Section 4(a)(iv), or (y) the calculation of Recovery Percentages (provided that any delay of the Final Distribution Date pursuant to this clause (y) shall not exceed 90 days); provided that Collateral Agent shall notify each Credit Party of the Final Distribution Date not later than five (5) Business Days prior thereto.
     “Final Recovery Percentage” means, with respect to any Sharing Party as of the Final Distribution Date, a percentage equal to 100% minus the quotient, expressed as a percentage, of (a) the amount of all Shared Credit Obligations held by such Sharing Party as of such date minus, if applicable, such Sharing Party’s Recovery Reduction Amount divided by (b) the sum of the Trigger Date Credit Obligations held by such Sharing Party as of the date of determination plus all Post-Trigger-Date Accruals on such Shared Credit Obligations. For purposes of clause (a) of the preceding sentence, any Shared Credit Obligations in which a Sharing Party has purchased a participation pursuant to Section 5 or 6 shall be deemed to be owed to the Purchasing Credit Party and not the Selling Credit Party.
     “Financing Agreements” means this Agreement, the Global Credit Agreement, each Other DSD Agreement, each Hedging Agreement, each Security Document, each Guaranty and any other instrument, document or agreement entered into in connection with any Credit Obligation or Financing Agreement.
     “Global Administrative Agent” is defined in the recitals.
     “Global Credit Agreement” is defined in the recitals.
     “Global Credit Agreement Obligations” means all obligations of Borrowers (whether joint, several or joint and several) under or in connection with the Loan Documents, including for principal, interest, fees, reimbursement obligations under Letters of Credit, expenses and indemnities.
     “Global Lenders” is defined in the recitals.
     “Guaranties” means, collectively, the ProLogis Guaranties and the Affiliate Guaranties.
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     “Hedging Agreement” means any agreement or arrangement designed to protect at least one of the parties thereto from fluctuations in interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, swap or collar protection agreements, forward rate currency or interest rate options and any cancellation, buyback, reversal, termination or assignment of the foregoing.
     “Hedging Exposure” means, on any date of determination with respect to any Hedging Agreement with a Swap Party, the amount, as calculated in good faith and in a commercially reasonable manner by such Swap Party, that such Swap Party would pay to a third party (such amount being expressed as a negative number) or receive from a third party (such amount being expressed as a positive number) in an arm’s length transaction as consideration for such third party’s entering into a new transaction with such Swap Party in which: (a) such Swap Party holds the same position under such Hedging Agreement as it currently holds; (b) the third party holds the same position as such Obligor currently holds; and (c) the new transaction has economic and other terms and conditions identical in all respects to such Hedging Agreement except that (i) the date of calculation shall be deemed to be the date of commencement of the new transaction and (ii) all period end dates shall correspond to all period end dates, if any, set forth in such Hedging Agreement.
     “Hedging Obligations” means, with respect to any Obligor at any time, the amount of such Obligor’s obligations (including early termination payments) then due and payable under any Hedging Agreement with a Swap Party and all accrued interest and fees with respect thereto, after giving effect to any netting of payments to which such Obligor is entitled with respect to any other Hedging Agreement with such Swap Party.
     “Indirect Obligation” means, with respect to any Obligor, any Credit Obligation of such Obligor that is not a Direct Obligation of such Obligor.
     “Interim Recovery Cap” means, with respect to any Sharing Noteholder at any time, the result of (a) the aggregate amount of Recoveries that such Noteholder would have received on or after the Trigger Date in the absence of the sharing provisions of this Agreement (i.e., assuming that such Noteholder were entitled to a ratable share, according to the percentage which the principal amount of its Credit Obligations is of the principal amount of all Credit Obligations, of all payments by ProLogis applied to Credit Obligations and of all Proceeds of Pledged Collateral) minus (b) such Noteholder’s Recovery Reduction Amount plus (c) the aggregate amount of Recoveries applied to the Shared Credit Obligations of such Noteholder on any Equalization Date that are in excess of the remainder of clause (a) above minus clause (b) above on such Equalization Date minus (d) the amount (which shall not exceed the aggregate amount of Recoveries applied to the Shared Credit Obligations of such Noteholder pursuant to clause (c) above) that the Majority Credit Parties from time to time determine (as evidenced by written notice to Collateral Agent and ProLogis) is necessary or appropriate to ensure that, after giving effect to all payments and distributions on the Final Distribution Date, such Noteholder will not have a Recovery Percentage greater than the Aggregate Recovery Percentage.
     “Letter of Credit” means any letter of credit, bank guaranty, bank bond or similar instrument issued by a Global Lender or an Affiliate thereof pursuant to a Financing Agreement.
     “Lien” means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement or encumbrance of any kind and any other substantially similar arrangement for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors.
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     “Majority Credit Parties” means Voting Credit Parties representing more than fifty percent (50%) of the aggregate amount of the Voting Obligations.
     “Material Credit Obligations” means Credit Obligations in an aggregate principal amount of more than $50,000,000 (or the equivalent thereof in any other currency).
     “Non-Directing Party” means, with respect to any particular instruction given to Collateral Agent, each Party (and each Credit Party represented by such Party) that has not given or agreed with such instruction.
     “Non-Sharing Party” means any Credit Party that holds Credit Obligations that are not Shared Credit Obligations (in its capacity as holder of such Credit Obligations).
     “Noteholder” means the holders of (a) debt securities issued under the Financing Agreements designated as “Note Agreements” on Schedule 2 and (b) any other publicly-traded debt securities issued by ProLogis or an Affiliate thereof that have been designated by ProLogis as Other DS Debt, in each case in their capacities as holders of such securities and not in any other capacity.
     “Notice of Designated Senior Debt” means a notice to Collateral Agent substantially in the form of Exhibit A.
     “Obligor” means (without duplication) each of (a) ProLogis, (b) each Borrower and (c) each other Affiliate of ProLogis that is obligated to pay any of the Credit Obligations or has granted a Lien in any property to Collateral Agent pursuant to any Security Document.
     “Obligor Securities” means debt or equity securities (including debt instruments issued pursuant to a plan of reorganization in a Bankruptcy Proceeding, even if such instruments do not constitute “securities” under applicable securities laws) issued by any Obligor to any of its creditors in lieu of cash payments on, or in full or partial satisfaction of, such Obligor’s obligations to such creditors.
     “Opinion of Counsel” means, with respect to any Person, a written opinion of an attorney or firm of attorneys, which may be outside counsel engaged or retained by such Person or internal counsel in the employ of such Person, a copy of which opinion is furnished to the Parties.
     “Original Agreement” is defined in the recitals.
     “Other DS Debt” means (a) indebtedness arising under any Other DSD Agreement listed on Schedule 2 and (b) any other indebtedness that ProLogis designates as Designated Senior Debt pursuant to Section 8(a).
     “Other DSD Agreement” means (a) each indenture or other agreement listed on Schedule 2 and (b) each other indenture or other agreement that gives rise to, or evidences, Other DS Debt, in each case subject to Section 8(e).
     “Other DSD Obligations” means all outstanding and unpaid obligations of every nature of any Obligor arising under any Other DSD Agreement.
     “Party” means Collateral Agent, Global Administrative Agent and any other Person that becomes a party hereto pursuant to Section 8(b).
     “Pledged Collateral” means all Collateral granted under the Pledge Agreements.
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     “Post-Trigger-Date Accruals” means, with respect to any Credit Obligations, all interest, facility fees, letter of credit fees, commitment fees and similar fees that have accrued on such Credit Obligations during the period from the Trigger Date to the date on (or as of) which any calculation is being made (regardless of whether such interest and fees constitute allowed claims in any Bankruptcy Proceeding).
     “Prior Credit Agreement” is defined in the recitals.
     “Proceeds” means “proceeds” as defined in Article 9 of the Code and, in any event, includes (a) any proceeds of any collection, sale or other disposition of any Collateral, (b) any amount from time to time paid or payable under or in connection with any Collateral and (c) any amount collected in respect of Credit Obligations by any Credit Party by way of set-off, deduction or counterclaim.
     “ProLogis” is defined in the introductory paragraph.
     “ProLogis Guaranties” is defined in the recitals.
     “Purchasing Credit Party” means, as of any Equalization Date and as of the Final Distribution Date, a Sharing Party that has a Recovery Percentage or Final Recovery Percentage, as applicable, as of such date that exceeds the Aggregate Recovery Percentage or Final Aggregate Recovery Percentage, as applicable, as of such date; provided that except for Ratifying Noteholders, no Noteholder (in its capacity as such) or Representative thereof shall be a Purchasing Credit Party.
     “Ratifying Noteholder” is defined in Section 8(f).
     “Recovery” means, without duplication, (a) any payment by a Borrower under the Global Credit Agreement; (b) any payment by a borrower, account party or similar direct obligor under any Other DSD Agreement; (c) any payment by ProLogis under a ProLogis Guaranty; (d) any payment by any guarantor under an Affiliate Guaranty; and (e) any Proceeds; provided that “Recovery” shall not include any amount paid, or otherwise recovered, in respect of the Direct Obligations of any Affiliate Borrower that is not a Subsidiary of ProLogis. “Recovery” includes the receipt of consideration, in full or partial satisfaction of Credit Obligations, in the form of Obligor Securities and other non-cash consideration; provided that (i) pursuant to Section 4(a)(iv), all non-cash Recoveries (other than Obligor Securities) shall be converted to cash by Collateral Agent and the amount of Recoveries associated therewith shall be the amount of cash received by Collateral Agent therefor; and (ii) the value of Obligor Securities shall be the fair market value thereof, as provided in (or determined by reference to) the plan of reorganization in the applicable Bankruptcy Proceeding or, in the absence of a valuation in (or determined by reference to) any such plan, by the Majority Credit Parties.
     “Recovery Currency” means, with respect to any Recovery, the currency in which such Recovery is received by Collateral Agent or the applicable Credit Party; provided that the currency of Recoveries in the form of Obligor Securities issued by ProLogis in the form of equity shall be deemed to be Dollars and the currency of other Recoveries in the form of any other Obligor Security shall be deemed to be the currency in which such Obligor Security is denominated.
     “Recovery Percentage” means, with respect to any Sharing Party as of any date of determination, a percentage equal to 100% minus the quotient, expressed as a percentage, of (a) the amount of all Shared Credit Obligations held by such Sharing Party as of such date minus, if applicable, such Sharing Party’s Recovery Reduction Amount minus, if applicable, the aggregate amount of Reserved LC Collateral allocated to Shared Credit Obligations held by such Sharing Party divided by (b) the sum of the Trigger Date Credit Obligations held by such Sharing Party as of the date of determination plus all Post-Trigger-
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Date Accruals on such Shared Credit Obligations. For purposes of clause (a) of the preceding sentence, any Shared Credit Obligations in which a Sharing Party has purchased a participation pursuant to Section 5 or 6 shall be deemed to be owed to the Purchasing Credit Party and not the Selling Credit Party.
     “Recovery Reduction Amount” means, with respect to any Noteholder that is a Sharing Party at any time, the remainder (but not less than zero) of (a) the aggregate amount by which the Recoveries of such Noteholder have been reduced as the result of all applicable Recovery Reduction Events less (b) the aggregate amount by which the Recoveries of the other Sharing Parties have been increased as the result of the decrease in such Noteholder’s Recoveries resulting from such Recovery Reduction Events, in each case as estimated in good faith by Collateral Agent (or, at Collateral Agent’s request, the Majority Credit Parties). If any Shared Credit Obligations are transferred by a Noteholder, then a ratable portion of such Noteholder’s Recovery Reduction Amount (whether absolute or contingent) shall be deemed to have been transferred with such Shared Credit Obligations (regardless of any separate agreement between the transferor and transferee of such Shared Credit Obligations).
     “Recovery Reduction Event” means, with respect to any Noteholder, any failure of such Noteholder (or its Representative) to file a proof of claim or other required document in any Bankruptcy Proceeding, any failure of such Noteholder (or its Representative) to comply with any applicable Financing Document, any action or inaction by such Noteholder (or its Representative) that constitutes negligence or misconduct, or any other event or circumstance similar to the foregoing that, in each case referred to above, results in the Recoveries of such Noteholder with respect to its Shared Credit Obligations being reduced (either directly or as a result of offset, counterclaim or defense).
     “Recovery Shortfall” means, with respect to any Sharing Party at any time, the amount (if any) that would be required to be paid to such Sharing Party to cause such Sharing Party’s Recovery Percentage to be equal to the highest Recovery Percentage of any Sharing Party at such time.
     “Repayment Event” is defined in Section 10.
     “Representative” means (a) with respect to Credit Obligations arising under the Indenture referred to in item (1) on Schedule 2, the trustee named in such item (1) and any successor thereto as trustee under such Indenture; (b) with respect to Credit Obligations arising under the Trust Deed referred to in item (3) on Schedule 2, the trustee named in such item (3) and any successor thereto as trustee under such Trust Deed; and (c) with respect to any other Credit Obligations, the agent, trustee or other representative for the holders of such Credit Obligations; provided that if there is no such agent, trustee or other representative for any holder of such other Credit Obligations, then “Representative” shall mean such holder.
     “Reserved LC Collateral” is defined in Section 4(a).
     “Security Documents” means each document listed or referred to on Schedule 3 and such other documents that may be designated as Security Documents by ProLogis from time to time by notice to Collateral Agent.
     “Selling Credit Party” means, as of any Equalization Date and as of the Final Distribution Date, a Sharing Party that holds Shared Credit Obligations (either directly or through participations) as of such date and has a Recovery Percentage or Final Recovery Percentage, as applicable, as of such date that is less than the Aggregate Recovery Percentage or Final Aggregate Recovery Percentage, as applicable, as of such date; provided that except for Ratifying Noteholders, no Noteholder (in its capacity as such) or Representative thereof shall be a Selling Credit Party.
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     “Shared Credit Obligations” means all Credit Obligations other than Credit Obligations of Noteholders with respect to which the relevant Representative failed to deliver to Collateral Agent an executed Acknowledgment in the form of Attachment 1 to Exhibit C within the time period required by Section 8(c).
     “Sharing Noteholder” means a Noteholder that is a Sharing Party.
     “Sharing Party” means any Credit Party other than a Non-Sharing Party.
     “Shortfall Application” means, with respect to any of clauses THIRD, FOURTH, SEVENTH and EIGHTH of Section 4(a), the application by Collateral Agent of Recoveries from an Obligor to the payment of the Shared Credit Obligations of such Obligor under the applicable clause (the “Subject Obligations”) in the following order: first to the applicable Sharing Party that has the lowest Recovery Percentage (or, if more than one applicable Sharing Party has the lowest Recovery Percentage, to all such Sharing Parties ratably according to the amounts of the Subject Obligations owing by such Obligor to such Sharing Parties) in an amount (which for any Sharing Party shall not exceed the Subject Obligations owing by such Obligor to such Sharing Party) sufficient to eliminate the difference between the lowest Recovery Percentage and the second lowest Recovery Percentage, then to the Subject Obligations of such Obligor that are due and owing to the applicable Sharing Parties that (after giving effect to all prior payments made pursuant to the applicable clause) have the lowest Recovery Percentage (ratably according to the amounts of their respective Subject Obligations owing by such Obligor) in an amount (which for any Sharing Party shall not exceed the Subject Obligations owing by such Obligor to such Sharing Party) sufficient to eliminate the difference between such Recovery Percentage and the next lowest Recovery Percentage, successively until all applicable Sharing Parties have the same Recovery Percentage.
     “Spot Rate” means, with respect to any currency other than Dollars, the rate determined by Collateral Agent to be the rate quoted by Collateral Agent as the spot rate for the purchase by Collateral Agent of such currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date three (3) Business Days prior to the date on which the foreign exchange computation is made; provided that if Collateral Agent does not have as of the date of determination a spot buying rate for any such currency, then Collateral Agent may obtain such spot rate from another financial institution reasonably designated by Collateral Agent. Notwithstanding the foregoing, Collateral Agent may elect (at any time and from time to time) to determine currency exchange rates based upon quotations from any recognized service (such as Bloomberg or Reuters) and, in such case, the Spot Rate shall be the rate published by such service at the time and on the date on which foreign exchange computations for the relevant currency and in the relevant market customarily are made.
     “Swap Party” means a Person that is (or at the time that it entered into the applicable Hedging Agreement with an Obligor was) a Global Lender or an Affiliate of a Global Lender.
     “Trigger Date” means the earliest to occur of (a) the date on which the “Obligations” under and as defined in the Global Credit Agreement, or any other Material Credit Obligations, have been accelerated; (b) ten (10) Business Days after the date on which any principal of the “Obligations” under and as defined in the Global Credit Agreement, or of any other Material Credit Obligations, becomes due and payable in accordance with the terms thereof (but only if the same remain outstanding on such date); or (c) the date on which an Event of Default described in Section 14.1.6 of the Global Credit Agreement occurs; provided that the Trigger Date shall not occur as a result of such an Event of Default if such Event of Default pertains to an Obligor other than ProLogis and, within ten (10) Business Days of the occurrence of such Event of Default, Required Lenders under and as defined in the Global Credit
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Agreement notify ProLogis that such Event of Default does not result in the occurrence of the Trigger Date.
     “Trigger Date Credit Obligations” means, with respect to any Sharing Party (regardless of whether such Person was a Sharing Party or a Credit Party on the Trigger Date), the aggregate amount of all Shared Credit Obligations (if any) owed to such Sharing Party as of the Trigger Date (including in such amount any Recovery received prior to the Trigger Date that is rescinded or otherwise required to be returned after the Trigger Date), as such amount may be deemed to be increased or decreased pursuant to Section 1(g).
     “Voting Credit Party” means (a) each Global Lender, in each case in its capacity as a “Lender” under the Global Credit Agreement (and not in its capacity as a party to any Hedging Agreement or, except as provided in clause (b) of this definition, as the holder of any Other DS Debt), and (b) each holder of Other DS Debt (other than (i) any Noteholder or any Representative thereof and (ii) ProLogis or any Affiliate thereof) that has been designated by ProLogis as a Voting Credit Party pursuant to Section 8(b).
     “Voting Obligations” means the Global Credit Agreement Obligations and any other Shared Credit Obligations that have been designated by ProLogis as Voting Obligations pursuant to Section 8(b). For purposes of determining the amount of Voting Obligations necessary for action to be taken by the Majority Credit Parties, the amount of Voting Obligations shall be equal to (a) in the case of any revolving credit facility, the aggregate amount of the commitments under such revolving credit facility, provided that at any time that the Sharing Parties under such revolving credit facility (or a portion of such Sharing Parties) have the right to terminate the commitments under such revolving credit facility, then the amount of Voting Obligations under such revolving credit facility shall be equal to the principal amount outstanding under such revolving credit facility (including the undrawn amount of any Letter of Credit); and (b) in the case of any other credit facility, the principal amount outstanding under such credit facility (including the undrawn amount of any Letter of Credit).
     (b) The rules of interpretation set forth in Section 1.2 of the Global Credit Agreement shall apply in interpreting this Agreement (including all Exhibits hereto) as if such rules were fully set forth herein.
     (c) In order to calculate at any time the Aggregate Recovery Percentage, any Recovery Percentage, the Final Aggregate Recovery Percentage, any Final Recovery Percentage and the Majority Credit Parties, Credit Obligations denominated in currencies other than Dollars shall be converted into the Dollar Equivalent amount using the then applicable Spot Rate.
     (d) Any amount delivered to the Representative of any holder or group of holders of Other DSD Obligations hereunder shall conclusively be deemed to have been received by such holder or holders, and the delivering Credit Party shall have no obligation to determine whether such amount is properly applied by such Representative or any liability for any action or inaction by such Representative.
     (e) For purposes of calculating the Recovery Percentage and the Final Recovery Percentage of any Global Lender, the Aggregate Recovery Percentage and the Final Aggregate Recovery Percentage, Credit Obligations shall not include Global Credit Agreement Obligations of any Affiliate Borrower that is not a Subsidiary of ProLogis to the extent such Global Credit Agreement Obligations have been paid or satisfied with Recoveries from such Affiliate Borrower.
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     (f) If a Purchasing Credit Party has paid any amount and/or made any transfer of Recoveries pursuant to Section 5(d) for the benefit of a Sharing Noteholder (and not for the purchase of a participation from such Sharing Noteholder), then (i) the relevant Shared Credit Obligations of such Purchasing Credit Party shall be deemed to be increased as if such Purchasing Credit Party had purchased from such Sharing Noteholder an absolute assignment of the relevant Shared Credit Obligations (and all interest and other amounts payable with respect to such Shared Credit Obligations after the date of such deemed purchase shall be for the account of such Purchasing Credit Party) and (ii) the relevant Shared Credit Obligations of such Sharing Noteholder shall be deemed to be decreased as if such Sharing Noteholder had sold the relevant Shared Credit Obligations to such Purchasing Credit Party as of the date of such deemed purchase.
     (g) Any assignment or other transfer of Credit Obligations shall be an assignment or transfer of an undivided percentage interest in the Direct Obligations of a particular Obligor in a particular currency under a particular Financing Agreement (and, in the case of the Global Credit Agreement and any other multi-tranche Financing Agreement, under a particular tranche), and, concurrently with or promptly after any assignment or transfer made after the Trigger Date, the assignor and assignee or transferor and transferee shall give Collateral Agent notice of the Direct Obligor with respect to, and the currency of, the Credit Obligations so assigned and the Financing Agreement (and, if applicable, the tranche) under which such Credit Obligations arose. For purposes of determining the Recovery Percentage and the Final Recovery Percentage of any Sharing Party that has transferred, or been the transferee of, any Shared Credit Obligations after the Trigger Date, the Trigger Date Credit Obligations of a transferee shall be increased by a ratable part (based on the relationship between the amount of the relevant Shared Credit Obligations (determined in accordance with the preceding sentence) transferred and the amount of the relevant Shared Credit Obligations held by the transferor immediately prior to the applicable transfer) of the relevant Trigger Date Credit Obligations of the transferor, as the date of the applicable transfer, and the relevant Trigger Date Credit Obligations of the transferor shall be reduced correspondingly as of such date.
     (h) WHENEVER THE MAJORITY CREDIT PARTIES ARE GRANTED, AND EXERCISE, THE RIGHT TO MAKE A DECISION OR DETERMINATION PURSUANT HERETO, SUCH DECISION OR DETERMINATION SHALL BE MADE IN THEIR SOLE AND COMPLETE DISCRETION. THE VOTING CREDIT PARTIES SHALL HAVE NO OBLIGATION OR DUTY (INCLUDING ANY IMPLIED OBLIGATION OF REASONABLENESS, GOOD FAITH OR FAIR DEALING) TO ANY NOTEHOLDER EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO NOTEHOLDER SHALL HAVE, AND EACH NOTEHOLDER EXPRESSLY (BY ACCEPTING THE BENEFITS OF THIS AGREEMENT OR OF ANY SECURITY DOCUMENT) WAIVES AND DISCLAIMS, ANY CLAIM OR CAUSE OF ACTION BASED UPON ANY VOTE, DECISION OR DETERMINATION (INCLUDING THE GIVING OR WITHHOLDING OF ANY CONSENT) MADE BY THE MAJORITY CREDIT PARTIES IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.
     (i) For the avoidance of doubt, a Person that holds different series of debt or debt arising under more than one Financing Agreement may be (i) a Global Lender with respect to some Credit Obligations, a Swap Party with respect to other Credit Obligations, a Noteholder with respect to other Credit Obligations and the holder of Other DS Debt with respect to other Credit Obligations and (ii) a Ratifying Noteholder with respect to some Credit Obligations, a Sharing Party with respect to some Credit Obligations and a Non-Sharing Party with respect to other Credit Obligations and, in each case, for purposes of this Agreement shall be deemed to be a separate legal entity in each such capacity. Thus, for example, if a Person is both a Global Lender and a Noteholder, references to the rights and duties of the
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Global Lenders shall include such Person in its capacity as a Global Lender but shall exclude such Person in its capacity as a Noteholder.
SECTION 2. APPOINTMENT OF COLLATERAL AGENT.
     Each Credit Party (a) designates and appoints Bank of America to serve as Collateral Agent under this Agreement, the Guaranties and the Security Documents; (b) authorizes Collateral Agent to enforce, on behalf of the Credit Parties (to the extent such Credit Parties are entitled to the benefits thereof), the obligations of the Obligors under the Guaranties and the Security Documents; (c) authorizes Collateral Agent to accept the parallel debt structure in any pledge agreement governed by Dutch law (including the Dutch Pledge Agreement described in item 3 on Schedule 3); and (d) authorizes Collateral Agent to exercise such other rights, powers and privileges as are granted to Collateral Agent by this Agreement, the Guaranties and the Security Documents, together with such other rights, powers and privileges as are reasonably incidental thereto.
SECTION 3. DECISIONS RELATING TO ADMINISTRATION AND EXERCISE OF REMEDIES VESTED IN THE MAJORITY CREDIT PARTIES; RESCISSION OF TRIGGER DATE.
     (a) Except as set forth in Section 3(g), Collateral Agent agrees that it will not release Liens on Collateral or commence Enforcement without the direction of the Majority Credit Parties. Collateral Agent agrees to administer the Guaranties, the Security Documents and the Collateral and to make such demands and give such notices under the Guaranties and the Security Documents as the Majority Credit Parties may request, and to take such action to enforce the Guaranties and the Security Documents and to realize upon, collect and dispose of the Collateral or any portion thereof as may be directed by the Majority Credit Parties. Collateral Agent shall not be required to take any action that is in the Opinion of Counsel contrary to law or to the terms of this Agreement, any Guaranty or any Security Document, or that would in the Opinion of Counsel subject Collateral Agent or any of its officers, employees, agents or directors to liability, and Collateral Agent shall not be required to take any action under this Agreement, any Guaranty or any Security Document unless and until Collateral Agent shall be indemnified to its reasonable satisfaction by one or more of the Credit Parties against any and all loss, cost, expense or liability in connection therewith.
     (b) Each Credit Party agrees that Collateral Agent shall act as the Majority Credit Parties may request (regardless of whether any individual Credit Party agrees, disagrees or abstains with respect to such request, except for amendments that require otherwise in accordance with Section 11(b)), that Collateral Agent shall have no liability for acting in accordance with such request (provided such action does not conflict with the express terms of any Guaranty or any Security Document, it being understood that any such request by the Majority Credit Parties that conflicts with any express term of this Agreement shall be deemed to be a modification of this Agreement if such modification is permitted to be made by the Majority Credit Parties pursuant to Section 11(b)) and that no Credit Party shall have any liability to any other Credit Party for any such request. Collateral Agent shall give prompt notice to all Credit Parties (or, in the case of any Credit Party that is represented by a Representative, such Representative) of action taken pursuant to the instructions of the Majority Credit Parties to enforce any Guaranty or any Security Document; provided that the failure to give any such notice shall not impair the right of Collateral Agent to take any such action or the validity of any action so taken.
     (c) Each Credit Party agrees that the only right of a Non-Directing Party (i) with respect to the Security Documents is for the Credit Obligations held by such Non-Directing Party to be secured pursuant to the Security Documents or, if such Non-Directing Party is a Non-Sharing Party, pursuant to the Pledge Agreements, and (ii) with respect to the Guaranties, is for the Credit Obligations held by such
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Non-Directing Party to be supported by the Guaranties or secured by the Collateral for the period and to the extent provided in this Agreement and to share in the payments thereunder, if any, to the extent and at the times provided in this Agreement.
     (d) Collateral Agent may at any time request directions from the Majority Credit Parties as to any course of action or other matter relating hereto or relating to any Guaranty or any Security Document. Except as otherwise provided in this Agreement, directions given by the Majority Credit Parties to Collateral Agent shall be binding on all Credit Parties, for all purposes, except for amendments that require otherwise in accordance with Section 11(b).
     (e) Nothing contained in this Agreement shall affect the right of any Credit Party to give ProLogis, any Affiliate thereof or any other Obligor notice of any default or to accelerate or make demand for payment of its Credit Obligations under any Financing Agreement. Each Credit Party agrees not to take any action to enforce any term or provision of any Guaranty or Security Document or to enforce any of its rights in respect of any Collateral except through Collateral Agent in accordance with this Agreement; provided that if, after the Trigger Date, Collateral Agent fails to commence taking any action (provided such action is permitted both by applicable law and the applicable Guaranty or Security Document) within thirty (30) days after the Majority Credit Parties request in writing that Collateral Agent take such action, then the Majority Credit Parties may take such action under such Guaranty or Security Document on behalf of those Credit Parties entitled to the benefits thereof.
     (f) Upon receipt of a written notice from a Credit Party of the existence of an Event of Default or if it has actual knowledge of the existence of an Event of Default, Collateral Agent shall promptly (and in any event no later than three Business Days after receipt of such notice in the manner provided in Section 11(a)) give notice of such Event of Default to all Parties (in each case to the extent Collateral Agent has received the information necessary to give the applicable Party such notice). Collateral Agent shall not be deemed to have actual or constructive knowledge or notice of the existence of any Event of Default until it has received written notice thereof stating that such notice is a “Notice of Default.”
     (g) Unless an Event of Default has occurred and is continuing, Collateral Agent may, without the approval of any other Credit Party (and notwithstanding any other provision hereof), (i) release any Obligor from any applicable Affiliate Guaranty if such Obligor ceases to be an Affiliate of ProLogis pursuant to a transaction not prohibited by, or otherwise may cease to be an Obligor without violating, the Global Credit Agreement or any Other DSD Agreement that gives rise to Voting Obligations (and regardless of the provisions set forth in any other Financing Agreement); or (ii) release any Collateral under any Security Document which the applicable Obligor is permitted to sell or otherwise dispose of, or which otherwise may be released from the security interest of the applicable Security Documents, without violating the Global Credit Agreement or any Other DSD Agreement that gives rise to Voting Obligations (and regardless of the provisions set forth in any other Financing Agreement) and execute and deliver such releases as may be necessary to terminate of record Collateral Agent’s security interest (for the benefit of the Credit Parties) in such Collateral. In determining whether any such release is permitted, Collateral Agent may rely upon (but shall not be obligated to obtain) instructions from Global Administrative Agent (as to whether any such release is permitted under the Global Credit Agreement) or any other Party (as to whether any such release is permitted under the related Other DSD Agreement). In addition, Collateral Agent may, without the approval of any other Credit Party (and notwithstanding any other provision hereof), release any Obligor from any applicable Affiliate Guaranty, or release any Collateral under any Security Document, to the extent required by an order of a court of competent jurisdiction or as otherwise required by applicable law.
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     (h) If, at any time after the occurrence of the Trigger Date and prior to the date that any distribution is made to any Noteholder (other than a Ratifying Noteholder) pursuant to Section 4, 5 or 6, all Events of Default, and all events that, with the giving of notice or the passage of time or both, would become an Event of Default, have been cured or waived (other than any such event that will be cured upon the reallocation of funds among the Credit Parties described below), then the Majority Credit Parties may, by notice to Collateral Agent and all other Credit Parties that have received notice of the occurrence of the Trigger Date pursuant to this Agreement, rescind the Trigger Date, in which case (i) subject to any netting arrangements, all amounts applied to Credit Obligations pursuant to Section 4, 5 or 6 during the period from the occurrence of the Trigger Date to the date of such rescission shall be returned to Collateral Agent by the parties that received such amounts and distributed by Collateral Agent to the parties that would have received such amounts in the absence of the occurrence of the Trigger Date; and (b) the provisions of this Agreement shall continue in effect as if the Trigger Date had not occurred (subject to the occurrence of a Trigger Date thereafter).
SECTION 4. APPLICATION OF PROCEEDS.
     (a) All Recoveries received by any Credit Party (excluding any Noteholder or any Representative thereof, unless such Noteholder is a Ratifying Noteholder) after the Trigger Date from any Obligor, or as Proceeds of such Obligor’s Collateral (net of any portion of such Proceeds required to be paid to a Non-Sharing Credit Party pursuant to clause (iii) below), shall be promptly delivered to Collateral Agent and applied as follows:
     FIRST: To the payment of (i) the reasonable costs and expenses of such collecting Credit Party (including Collateral Agent or the applicable Funding Agent) in connection with making such Recoveries and/or realizing on such Collateral and (ii) all other reasonable expenses and advances incurred or made by such collecting Credit Party for which such Obligor has liability (including, in each case, reasonable fees and charges of counsel);
     SECOND: To the extent such Obligor has liability therefor, to the ratable payment to the Voting Credit Parties of all amounts paid by the Voting Credit Parties to Collateral Agent pursuant to the indemnification provisions of Section 9(c);
     THIRD: To make a Shortfall Application with respect to the Direct Obligations of such Obligor that are denominated in the Recovery Currency;
     FOURTH: To make a Shortfall Application with respect to the Direct Obligations of such Obligor that are denominated in any currency other than the Recovery Currency;
     FIFTH: To the payment of the Direct Obligations of such Obligor that are denominated in the Recovery Currency and are then due and owing, ratably among the applicable Credit Parties according to the amount of such Direct Obligations owed to such Credit Parties;
     SIXTH: To the payment of the Direct Obligations of such Obligor that are denominated in any currency other than the Recovery Currency and are then due and owing, ratably among the applicable Credit Parties according to the amount of such Direct Obligations owed to such Credit Parties;
     SEVENTH: To make a Shortfall Application with respect to the Indirect Obligations of such Obligor that are denominated in the Recovery Currency;
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     EIGHTH: To make a Shortfall Application with respect to the Indirect Obligations of such Obligor that are denominated in any currency other than the Recovery Currency;
     NINTH: To the payment of the Indirect Obligations of such Obligor that are denominated in the Recovery Currency and are then due and owing, ratably among the applicable Credit Parties according to the amount of such Indirect Obligations owed to such Credit Parties;
     TENTH: To the payment of the Indirect Obligations of such Obligor that are denominated in any currency other than the Recovery Currency and are then due and owing, ratably among the applicable Credit Parties according to the amount of such Indirect Obligations owed to such Credit Parties; and
     ELEVENTH: After payment in full of all Credit Obligations of such Obligor, to the payment to or upon the order of such Obligor, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such Recoveries.
Notwithstanding the foregoing or any other provision of this Agreement:
     (i) any amount payable to a Credit Party pursuant to clause THIRD through TENTH above (and any cash collateral delivered by an Obligor to a Credit Party) in respect of the undrawn amount of any outstanding Letter of Credit shall be delivered to Collateral Agent to be retained as Collateral (“Reserved LC Collateral”) for such undrawn amount and (x) if and to the extent such Letter of Credit is drawn upon, Collateral Agent shall deliver to the Credit Party that issued such Letter of Credit the portion of the Reserved LC Collateral which is allocable to the amount drawn under such Letter of Credit for application to the Credit Obligations of such Credit Party directly relating to such Letter of Credit and (y) if and to the extent that such Letter of Credit expires or terminates, or the amount thereof is reduced (other than as a result of a partial drawing thereunder), the portion of the Reserved LC Collateral which is allocable to such Letter of Credit (or to the amount of the reduction thereof), and is not (A) applied pursuant to clause (x) or (B) required (pursuant to the terms of the applicable Financing Agreement) to be returned to any applicable Obligor, shall be applied, first, to the extent that one or more Credit Parties have paid cash to purchase participations in the portion of such Letter of Credit that will not be drawn, to repay such participations (ratably among such Credit Parties in accordance with the amounts of their respective participations), and, second, in accordance with clauses FIRST through ELEVENTH above;
     (ii) no Sharing Noteholder shall be entitled to receive any amount pursuant to this clause (a) to the extent that, after giving effect to such Noteholder’s receipt of such amount, all Recoveries received by such Sharing Noteholder would exceed its Interim Recovery Cap (and any such excess shall be applied in accordance with this clause (a) to the Credit Obligations of all applicable Credit Parties other than such Sharing Noteholder and any other Sharing Noteholder that at the time is subject to the limitations of this clause (a)(ii));
     (iii) no Non-Sharing Party shall be entitled to receive any amount pursuant to this clause (a); provided that each Non-Sharing Party shall be entitled to receive, and Collateral Agent shall, concurrently with the application of any Proceeds of Pledged Collateral to any Shared Credit Obligations (subject to any holdbacks, deferrals or similar actions implemented by the Majority Credit Parties or Collateral Agent in accordance with the other provisions of this Agreement), deliver to each Non-Sharing Party, such Non-Sharing Party’s ratable share of the
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Proceeds of Pledged Collateral applied to pay Credit Obligations (with such ratable share for any Non-Sharing Party (regardless of whether such Person was a Non-Sharing Party or a Credit Party on the Trigger Date) being equal to the percentage that (x) the aggregate amount of all Credit Obligations (if any), other than Shared Credit Obligations, owed to such Non-Sharing Party as of the Trigger Date (including in such amount any Recovery of such Credit Obligations received prior to the Trigger Date that is rescinded or otherwise required to be returned after the Trigger Date), as such amount may deemed to be increased or decreased based upon the same principles applied to determine increases and decreases in a Credit Party’s Shared Credit Obligations pursuant to Section 1(g) is of (y) the aggregate amount of all Credit Obligations as of the Trigger Date (including in such amount all Recoveries of Credit Obligations received prior to the Trigger Date that are rescinded or otherwise required to be returned after the Trigger Date));
     (iv) all non-cash Recoveries received by Collateral Agent (other than Obligor Securities) shall be converted into cash by Collateral Agent (or, in the case of promissory notes or other debt instruments not constituting Obligor Securities, collected in accordance with their terms) in accordance with instructions by the Majority Credit Parties and then applied as set forth above;
     (v) each Obligor agrees that Recoveries and Proceeds subject to this Section 4 shall not, for any purpose, be deemed to have been applied to any Credit Obligation of a Credit Party until such Credit Party receives a payment to be applied to such Credit Obligation under this Section 4; and
     (vi) if any Recoveries are in the form of Obligor Securities, Collateral Agent shall have no obligation to accept such Obligor Securities on behalf of any Credit Party unless Collateral Agent has received an Opinion of Counsel that delivery of such Obligor Securities to such Credit Party pursuant hereto will comply with all applicable securities and “blue sky” laws and will not impose any material liability on Collateral Agent under any such law (and, in the absence of such an Opinion of Counsel, the applicable Credit Parties shall be responsible for taking the actions necessary to be entitled to receive such Obligor Securities).
     (b) Collateral Agent may (unless otherwise directed by Majority Credit Parties) delay the application of Recoveries pursuant to Section 4(a) for a reasonable period of time for any purpose that Collateral Agent determines, in its sole discretion, is reasonable, including, for example, in anticipation of the receipt of additional Recoveries (and the avoidance of multiple applications pursuant to Section 4(a) during a short period of time), the possibility that Recoveries will be rescinded or otherwise required to be returned, making necessary calculations to properly apply Recoveries or holding Recoveries in anticipation of an upcoming Equalization Date or the Final Distribution Date. Until Recoveries are applied pursuant to Section 4(a), Collateral Agent shall hold such Recoveries in its custody in accordance with its regular procedures for handling deposited funds (or, in the case of non-cash Recoveries, the type of property received) and as custodian for the benefit of the Credit Parties.
     (c) In determining the amounts and recipients of applications pursuant to Section 4(a), Collateral Agent may rely on the most recent information provided by the Credit Parties pursuant to Section 7, Collateral Agent’s own records of distributions hereunder (and of the portion of such distributions that constitute Proceeds of Pledged Collateral) and the Recovery Percentages and Interim Recovery Caps of the various Credit Parties as of a date selected by Collateral Agent that is not more than ten (10) Business Days prior to the date of application (and Collateral Agent shall not be required to take account of any assignment, currency fluctuation or other change in the identity of any Credit Party or in the amount of outstanding Credit Obligations occurring after such date).
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     (d) Applications of Recoveries by Collateral Agent to (i) Global Credit Agreement Obligations shall be made, to the extent not inconsistent with the terms of this Agreement, as directed by the Required Lenders or, in the absence of such direction, as Global Administrative Agent shall direct; (ii) Other DSD Obligations shall be made to or as directed by the Representative of the holders thereof; and (iii) Hedging Obligations shall be made to or as directed by the applicable Swap Party.
SECTION 5. SHARING AND EQUALIZATION OF RECOVERIES.
     (a) If, at any time prior to the Final Distribution Date, any Sharing Party (other than a Noteholder or its Representative, unless such Noteholder is a Ratifying Noteholder) shall have received for application to its Shared Credit Obligations aggregate Recoveries in excess of the amount of Recoveries such Credit Party would have received if all Recoveries had been applied in accordance with Section 4(a) (after giving effect to any adjustment pursuant to Section 6), such Credit Party shall hold such excess amount in trust for the benefit of the other applicable Sharing Parties and shall, upon becoming aware of such excess, promptly pay over such excess amount in the form received to Collateral Agent for distribution to the Credit Parties pursuant to Section 4(a).
     (b) If any Sharing Party makes any payment to Collateral Agent for the benefit of one or more other Sharing Parties pursuant to Section 5(a), each such other Sharing Party (other than any Noteholder or its Representative, unless such Noteholder is a Ratifying Noteholder) shall, upon the request of the Sharing Party that made such payment (which request shall be made through Collateral Agent and shall apply to all other such Sharing Parties), transfer to the Sharing Party that made such payment a participation in such other Sharing Party’s claim against the applicable Obligor equal to the amount such other Sharing Party received from Collateral Agent as a result of such payment (or make other arrangements as contemplated by Section 6).
     (c) Not later than five Business Days prior to each Equalization Date, Collateral Agent shall distribute to the Sharing Parties a schedule setting forth in reasonable detail a calculation (based upon the most recent information provided by the Sharing Parties pursuant to Section 7 and Collateral Agent’s own records of distributions hereunder) of the Recovery Percentages and Interim Recovery Caps of the various Sharing Parties as of a date not more than 30 days prior to the date on which such schedule is distributed (a “Record Date”); provided that Collateral Agent shall not be required to incorporate into any such schedule the effect of any assignment, currency fluctuation or other change in the identity of any Sharing Party or in the amount of outstanding Shared Credit Obligations occurring after the applicable Record Date.
     (d) On each Equalization Date, each Purchasing Credit Party shall purchase, ratably from each applicable Selling Credit Party (or make other arrangements with any such Selling Credit Party as contemplated by Section 6), a participation in the Shared Credit Obligations of such Selling Credit Party and/or make transfers of Recoveries to Collateral Agent for delivery to Sharing Noteholders in amounts such that, after giving effect to all such purchases and transfers, the Recovery Percentage of each Sharing Party equals, as nearly as possible, the Aggregate Recovery Percentage as of the immediately preceding Record Date; provided that (i) the Majority Credit Parties may reduce, limit or withhold entirely transfers to any Sharing Noteholder to ensure that, after giving effect to all payments, distributions and transfers on the Final Distribution Date, such Sharing Noteholder will not have a Recovery Percentage greater than the Aggregate Recovery Percentage and (ii) no Purchasing Credit Party shall be required to make any purchase or transfer that would reduce its Recovery Percentage below the Aggregate Recovery Percentage.
     (e) On the Final Distribution Date, after giving effect to all applications of Recoveries that have previously been made pursuant to Section 4, the other provisions of this Section 5 and the provisions
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of Section 6, each Sharing Party that has a Final Recovery Percentage that exceeds the Final Aggregate Recovery Percentage shall transfer to Collateral Agent (or such Person or Persons as Collateral Agent shall direct) such portion of the Recoveries of such Sharing Party (in such currencies and from such Obligors as the Majority Credit Parties shall direct or, in the absence of such direction, as such Sharing Party shall select), and Collateral Agent shall distribute (or direct the distribution of) the proceeds of such transfer (and all other transfers so received) to such Sharing Parties, so that, after giving effect to all such transfers and distributions, each Sharing Party’s Final Recovery Percentage equals, as nearly as possible, the Final Aggregate Recovery Percentage; provided that no Sharing Party shall be required to make any transfer that would reduce its Final Recovery Percentage below the Final Aggregate Recovery Percentage. As more fully set forth in Section 6, any two or more Sharing Parties may make alternative arrangements for sharing Recoveries among themselves, and Collateral Agent shall take such arrangements into account in calculating amounts to be transferred to, and distributions to be made by, Collateral Agent on the Final Distribution Date so long as Collateral Agent receives notice thereof in sufficient time (as determined in Collateral Agent’s discretion) prior to the Final Distribution Date.
     (f) The Majority Credit Parties, in consultation with Collateral Agent, may (but shall not be obligated to) direct or delay the allocation of purchases among Purchasing Credit Parties and Selling Credit Parties and/or transfers to Noteholders pursuant to Section 5(b), 5(d) or 5(e) in order to conform to applicable legal and regulatory restrictions and/or to minimize taxes payable on Recoveries and/or to avoid the purchase of participation interests in the Credit Obligations owing by a Dutch Borrower by a Credit Party that is not a PMP.
     (g) If any Credit Party that is not a PMP is required under this Section 5 to purchase a participation interest in the Credit Obligations owing by a Dutch Borrower or otherwise becomes (by the purchase of an assignment or otherwise) the holder of any such Credit Obligations, then such Credit Party shall immediately sell, assign or otherwise transfer such participation interest (for consideration to be negotiated) to a PMP or another Person that is a PMP in accordance with the requirements of the Exemption Regulation.
     (h) All purchases and sales of participations, and all other transfers, pursuant to this Section 5 shall be made without recourse (except that the Selling Credit Party shall be deemed to warrant that it has good title to the participation interest being sold, free and clear of all Liens). To effect such purchases and sales of participations, each Purchasing Credit Party shall deliver immediately available funds to or as directed by Collateral Agent (which may include delivery of funds directly to a Selling Credit Party) in an aggregate amount equal to the amount of participations in the Shared Credit Obligations required to be purchased by such Purchasing Credit Party pursuant to this Section 5 and, if such funds are delivered to Collateral Agent or an agent therefor (including any Funding Agent), Collateral Agent or such agent will promptly deliver such funds to the applicable Selling Credit Parties. All participation interests sold pursuant to this Section 5 shall be fully transferable (subject to the other provisions hereof, including Section 5(g)). A Purchasing Credit Party shall only be entitled to share in interest and fees on a purchased participation interest accruing from the date that such Purchasing Credit Party has paid for such participation interest.
     (i) Subject to the right of the applicable Credit Parties to agree to alternate arrangements as contemplated by Section 6, whenever a Purchasing Credit Party is required to purchase a participation from a Selling Credit Party, such Purchasing Credit Party shall, first, purchase an undivided, pro rata and pari passu participation in the Shared Credit Obligations of such Selling Credit Party that are denominated in the same currencies as the Recoveries received by such Purchasing Credit Party, in the inverse order of the dates of such Purchasing Credit Party’s receipt of such Recoveries, second, purchase an undivided, pro rata and pari passu participation in the Shared Credit Obligations of such Selling Credit Party that are
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denominated in Dollars (based on the applicable Foreign Currency Equivalent at the time of such purchase) and, then, purchase an undivided, pro rata and pari passu participation in the remaining Shared Credit Obligations of such Selling Credit Party (based on the applicable Foreign Currency Equivalents at the time of such purchase). If more than one Purchasing Credit Party is required on any date to purchase participations in Shared Credit Obligations of a Selling Credit Party denominated in any applicable currency, such Purchasing Credit Parties shall purchase such participations from such Selling Credit Party ratably in accordance with the outstanding Shared Credit Obligations of such Purchasing Credit Parties that are denominated in such currency.
     (j) Notwithstanding any other provision of this Agreement, unless the Majority Credit Parties otherwise agree, no amount paid by a Credit Party to (or for the benefit of) a Noteholder shall give rise to a participation interest in any Credit Obligation held by such Noteholder (it being understood that any such payment shall be made free and clear of any interest of such Credit Party as part of the equalization of Recoveries contemplated hereby, but otherwise shall be made without recourse or any representation or warranty).
     (k) If the Final Distribution Date occurs by operation of clause (a) of the definition thereof and the claims of one or more Credit Parties in the applicable Bankruptcy Proceeding have not been fully adjudicated, the Majority Credit Parties may (i) defer the requirements of Section 5(e) until all or substantially all claims have been adjudicated or (ii) for purposes of determining each Sharing Party’s Final Recovery Percentage following advice of counsel and consultation with valuation advisors, reasonably determine the Final Recovery Percentage of each Sharing Party whose claims are subject to adjudication, in order to satisfy the requirements of Section 5(e) on the Final Distribution Date (or such later date determined by the Majority Credit Parties).
SECTION 6. EQUALIZATION CONSIDERATIONS.
     Notwithstanding Sections 4 and 5:
     (a) If, not less than five Business Days prior to any Equalization Date or the Final Distribution Date, the Majority Credit Parties, in consultation with Collateral Agent, determine (based upon the Equalization Considerations) that the Recoveries from an Obligor could have been (but were not) applied in a manner that would have resulted, or would result, in (i) a greater Aggregate Recovery Percentage or Final Aggregate Recovery Percentage or (ii) substantially fewer and/or materially smaller Recovery Shortfalls, then (x) the Majority Credit Parties may direct Collateral Agent to, and Collateral Agent shall, (1) redetermine the application (but not, if relevant, the Foreign Currency Equivalent determinations) of Recoveries from such Obligor (without regard to the order of application specified in clauses THIRD through TENTH of Section 4(a)) to achieve such result and (2) promptly notify each Sharing Party (or its Representative) of the amounts (if any) and applicable currencies of all payments required to be made by such Sharing Party to Collateral Agent for the account of the other applicable Sharing Parties, and the amounts (if any) and applicable currencies of all payments such Sharing Party is entitled to receive from other applicable Sharing Parties, based upon the reapplication of Recoveries in accordance with such recalculation, and (y) each applicable Sharing Party shall promptly deliver such amounts to Collateral Agent; provided that no Noteholder or Representative thereof (other than a Ratifying Noteholder and any Representative thereof) shall be required to deliver any amount to Collateral Agent pursuant to this Section 6(a).
     (b) If at any time the purchase by a Sharing Party of a participation in the Shared Credit Obligations of another Sharing Party is illegal or impractical, or will subject any Obligor or any Sharing Party to any material tax or other material cost or expense, or is otherwise materially disadvantageous to
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any Sharing Party, then the Majority Credit Parties may, in consultation with Collateral Agent, determine (based upon the Equalization Considerations) that the sharing of Recoveries shall be accomplished via other arrangements (including by (i) requiring assignments of Shared Credit Obligations in lieu of participations, (ii) requiring a Purchasing Credit Party to purchase participations in Shared Credit Obligations denominated in a particular currency, or owed by a particular Obligor, from a Selling Credit Party, rather than in the Shared Credit Obligations otherwise indicated herein, (iii) requiring a Purchasing Credit Party to purchase more than the amount necessary to eliminate the Recovery Shortfall of a Selling Credit Party and simultaneously requiring such Selling Credit Party to purchase a participation in the Shared Credit Obligations (or particular Shared Credit Obligations) of such Purchasing Credit Party or (iv) requiring a reapplication of payments of the type described in clause (a) above); provided that any such other arrangement shall achieve the same (or a better) economic effect for all affected Sharing Parties as would have been the case without such arrangement.
     (c) Without limiting clauses (a) and (b) above, any two or more Sharing Parties may agree upon different arrangements for sharing Recoveries hereunder so long as (i) all of such Sharing Parties have agreed to such arrangement, (ii) such arrangement will not adversely affect any Credit Party that has not agreed to participate in such arrangement and (iii) unless Collateral Agent has otherwise agreed in writing, such arrangement shall not require Collateral Agent to make any distribution of Recoveries other than in accordance with the express terms hereof.
     (d) To facilitate the equalization of Recoveries, each Sharing Party agrees that it will approve the issuance of, and will use (or approve Collateral Agent or another representative of such Sharing Party using) reasonable efforts to cause the issuance of, any Obligor Securities (i) directly to the applicable Sharing Parties and not to Collateral Agent for the benefit of any Sharing Party and (ii) in proportions so that, on the Final Distribution Date, the percentage obtained by dividing (x) a Sharing Party’s Recoveries received in the form of Obligor Securities (and if more than one type of Obligor Securities is issued, then of each type of Obligor Securities) by (y) such Sharing Party’s total Recoveries shall be substantially equivalent for each Sharing Party; provided that this Section 6(d) shall not require any Sharing Party to vote in favor of, or vote against, any particular plan of reorganization in a Bankruptcy Proceeding.
     (e) For the avoidance of doubt, in making any redetermination of the application of Recoveries pursuant to Section 6(a) or directing any allocation of participations (or other arrangements that have the economic effect thereof), the Majority Credit Parties may determine that an amount initially applied to pay a particular Credit Obligation of an Obligor shall be deemed to have been applied to pay a different Credit Obligation of such Obligor. Thus, for example, if a Recovery from an Obligor initially is applied pursuant to Section 4(a) to pay Direct Obligations of such Obligor in its capacity as a Borrower under the Global Credit Agreement, such Recovery subsequently may be deemed to have been applied in whole or in part to pay Direct Obligations of such Obligor in its capacity as a Borrower under any other Tranche of the Global Credit Agreement and/or as a borrower under any other Financing Agreement and/or Indirect Obligations of such Obligor in its capacity as a guarantor of the Credit Obligations of any other Obligor, in which case the applicable Global Lenders shall be required to return all or the relevant portion of the amount previously received by them pursuant to Section 4(a) and Collateral Agent shall distribute such amount to the holders of the applicable Direct Obligations of such Obligor and/or to beneficiaries of the applicable Guaranty (or, at the option of such Global Lenders, to purchase participations in the Credit Obligations of the applicable Sharing Parties to achieve the same economic effect). For purposes of implementing the foregoing, all applications of Recoveries pursuant to Sections 4, 5 and 6 shall, as between the applicable Obligor and Collateral Agent, be deemed to be subject to reapplication at any time in accordance with this Agreement.
SECTION 7. INFORMATION.
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     (a) Global Administrative Agent shall promptly from time to time, upon the written request of Collateral Agent, notify Collateral Agent of the outstanding Global Credit Agreement Obligations as at such date as Collateral Agent may specify. Collateral Agent shall be entitled to rely conclusively upon all information so provided by Global Administrative Agent.
     (b) Any Representative acting on behalf of any holder of any Other DS Debt shall promptly from time to time, upon the written request of Collateral Agent, provide Collateral Agent with all information reasonably requested by Collateral Agent with respect to the Other DSD Obligations arising under the applicable Other DSD Agreement (including information regarding the amount and timing of Recoveries) as at such date as Collateral Agent may specify. Collateral Agent shall be entitled to rely conclusively upon all information so provided by any Representative.
     (c) Each Swap Party shall promptly from time to time, upon the written request of Collateral Agent, notify Collateral Agent of the Hedging Exposure of and/or Hedging Obligations owed to such Swap Party. Collateral Agent shall be entitled to rely conclusively upon all information so provided by any Swap Party.
     (d) All calculations made by Collateral Agent pursuant to the terms hereof shall be conclusive and binding upon all Obligors and all other Credit Parties, absent manifest error.
     (e) In making any calculation of payments to be made on the Final Distribution Date, Collateral Agent shall be entitled to rely on its records as to the Credit Parties, Credit Obligations, Shared Credit Obligations, Recovery Percentages and other relevant amounts as of a date (which shall not be more than thirty (30) Business Days prior to the Final Distribution Date) selected by Collateral Agent or the Majority Credit Parties (and Collateral Agent shall not be required to take account of any assignment, currency fluctuation or other change in the identity of any Credit Party or in the amount of outstanding Credit Obligations occurring within fifteen (15) Business Days prior to the Final Distribution Date).
SECTION 8. OTHER DS DEBT; ADDITIONAL VOTING CREDIT PARTIES.
     (a) If ProLogis incurs indebtedness that (i) is not contractually subordinated to any other indebtedness (including indebtedness under the Global Credit Agreement) of ProLogis, (ii) at the time of incurrence is in (or, in the case of indebtedness arising under a revolving credit facility, at the time of the effectiveness of such facility may be incurred from time to time by ProLogis in) an aggregate principal amount (for all indebtedness issued or commitments made concurrently on the same terms, regardless of whether held by multiple parties) of $25,000,000 (or its equivalent) or more and (iii) is not, at the time of incurrence, prohibited by the terms of the Global Credit Agreement or any Other DSD Agreement that gives rise to Voting Obligations, then ProLogis may designate such indebtedness as “Designated Senior Debt” in a Notice of Designated Senior Debt.
     (b) ProLogis shall promptly notify Collateral Agent of its designation of any indebtedness as Designated Senior Debt, specifying (i) whether the obligations in respect of such Designated Senior Debt shall constitute Voting Obligations, (ii) if the obligations in respect of such Designated Senior Debt do not constitute Voting Obligations, whether such obligations constitute Credit Obligations of Noteholders, (iii) the name, address, contact and facsimile number of a Representative of the holders of such Designated Senior Debt, and (iv) whether such Representative is to become a Party. If the obligations in respect of any Designated Senior Debt are to constitute Voting Obligations under this Agreement, then the holders of such Designated Senior Debt or a Representative thereof shall sign an acknowledgment in the form of Exhibit B, and promptly deliver the same to Collateral Agent, by which such Party on behalf of the
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holders of such Designated Senior Debt agrees to be bound by the terms of this Agreement and thereupon such Party shall be considered a Voting Credit Party.
     (c) Not later than 45 days after the Trigger Date, Collateral Agent shall deliver a notice in the form of Exhibit C to each Representative of one or more Noteholders. If, not later than 120 days after receipt of such notice, such Representative delivers an acknowledgement in the form of Attachment 1 to Exhibit C to Collateral Agent, then in addition to being entitled to the benefits of the Pledge Agreements to the extent set forth herein, the Noteholders that are represented by such Representative shall be Sharing Parties and shall be entitled to the benefits of the sharing arrangements set forth herein.
     (d) Subject to any limitation set forth in the applicable Financing Agreement or Notice of Designated Senior Debt (and, in the case of any “Note Agreement” listed on Schedule 2, subject to compliance with the requirements of Section 8(e)), ProLogis may revoke the classification of Designated Senior Debt with respect to indebtedness arising under any Financing Agreement upon delivery of notice to Collateral Agent in the manner provided in Section 11(a).
     (e) Notwithstanding anything contained herein to the contrary, (i) ProLogis may revoke the classification of any “Note Agreement” listed on Schedule 2 as an Other DSD Agreement (in which case the obligations thereunder shall no longer constitute Designated Senior Debt or Credit Obligations) and (ii) ProLogis shall not designate any indebtedness owing to a Noteholder as Other DS Debt unless ProLogis reserves the right, in the applicable Financing Agreement or Notice of Designated Senior Debt, to revoke such classification, in each case not less than 90 days after disclosing such revocation (in a footnote or otherwise) in a Form 10-Q or 10-K filed with the United States Securities Exchange Commission.
     (f) Notwithstanding anything contained herein to the contrary, if the Sharing Noteholders under a particular Financing Agreement (or under a separate and distinct series of obligations issued under a Financing Agreement), or a subset of such Sharing Noteholders on behalf of all such Sharing Noteholders (any group of Sharing Noteholders described below, “Ratifying Noteholders”), agree to assume and perform all of the obligations hereunder applicable to Credit Parties other than Noteholders (including to share Recoveries with, purchase participations from and make payments to other Sharing Credit Parties pursuant to Sections 5 and 6, to indemnify Collateral Agent pursuant to Section 9(c) and to return funds to Collateral Agent under circumstances described in Section 10) and provide assurance reasonably acceptable to Majority Credit Parties (such as a letter of credit or a guarantee from one or more creditworthy Ratifying Noteholders) that such Ratifying Noteholders will be able to perform (or such subset will be able to perform on behalf of all such Ratifying Noteholders) such obligations, then such Ratifying Noteholders will cease to be subject to an Interim Recovery Cap and shall be entitled to the rights, and subject to the obligations, expressly specified herein to be applicable to Ratifying Noteholders.
SECTION 9. DISCLAIMERS, INDEMNITY, ETC.
     (a) Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. Although Collateral Agent shall comply with its custodial duties in Section 4(a), Collateral Agent shall not by reason of this Agreement, the Guaranties or the Security Documents be a trustee or fiduciary for any other Credit Party or have any other fiduciary obligation to, or fiduciary relationship with, any other Credit Party (including any obligation under the Trust Indenture Act of 1939). Collateral Agent shall not be responsible to any other Credit Party for any recital, statement, representation or warranty contained in any Financing Agreement or in any certificate or other document referred to or provided for in, or received by any Credit Party under, any Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any
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Financing Agreement or any other document referred to or provided for therein or any Lien under any of the Security Documents or the perfection or priority of any such Lien or for any failure by any Obligor, any other Credit Party or any other Person to perform any of its obligations under any Financing Agreement. Without limiting the foregoing, Collateral Agent shall not be required to take any action under any Guaranty or Security Document, including any action to perfect any security interest granted in the Collateral pursuant to such Security Document, or to administer any Collateral unless instructed to do so by the Majority Credit Parties. Collateral Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agent or attorney-in-fact selected by it with reasonable care. Neither Collateral Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except to the extent such action or omission constituted gross negligence or willful misconduct of such Person. Each Credit Party agrees that (i) each Funding Agent shall be an agent of Collateral Agent for purposes of this Agreement, (ii) all indemnities and other protections granted to Collateral Agent hereunder shall be equally applicable to each Funding Agent, (iii) Collateral Agent may direct an Obligor to make payments with respect to such Obligor’s Credit Obligations (other than Global Credit Agreement Obligations, which shall be paid to the applicable Funding Agent in accordance with the terms of the Global Credit Agreement) to such Funding Agent as Collateral Agent may from time to time determine and (iv) any Recovery received by a Funding Agent shall be deemed to have been received by Collateral Agent.
     (b) Collateral Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, facsimile, e-mail, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of independent legal counsel, independent accountants and other experts selected by Collateral Agent. As to any matters not expressly provided for by this Agreement, Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Credit Parties, and such instructions of the Majority Credit Parties, and any action taken or failure to act pursuant thereto, shall be binding on all Credit Parties.
     (c) By its signature hereto, ProLogis agrees that it will indemnify Collateral Agent, in its capacity as Collateral Agent, to the extent Collateral Agent is not reimbursed pursuant to clause FIRST of Section 4(a), for all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Collateral Agent in any way relating to or arising out of this Agreement, any Guaranty or any Security Document or the enforcement of any of the terms of any thereof, including reasonable fees and expenses of counsel (including the reasonable allocated cost of internal counsel) (collectively, the “Indemnified Liabilities”); provided that ProLogis shall not be liable for any Indemnified Liabilities to the extent such Indemnified Liabilities are found in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from Collateral Agent’s gross negligence or willful misconduct. To the extent ProLogis fails to reimburse Collateral Agent for any amount that is payable pursuant to the foregoing sentence and Collateral Agent does not receive payment thereof pursuant to clause FIRST of Section 4(a), the Voting Credit Parties agree that they will indemnify Collateral Agent, in its capacity as Collateral Agent, for such amount, ratably in accordance with the amount of the Voting Obligations held by such Voting Credit Parties. The obligations of ProLogis and the Voting Credit Parties under this Section 9(c) shall survive the payment in full of the Credit Obligations and the termination of this Agreement.
     (d) Except for action expressly required of Collateral Agent hereunder, Collateral Agent shall, notwithstanding Section 9(c), in all cases be fully justified in failing or refusing to act hereunder unless it shall be further indemnified to its reasonable satisfaction by the Credit Parties against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
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     (e) Collateral Agent may deem and treat the payee of any promissory note or other evidence of indebtedness or obligation relating to any Credit Obligation as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof, signed by such payee and in form reasonably satisfactory to Collateral Agent, shall have been filed with Collateral Agent. Any request, authority or consent of any Person which at the time of making such request or giving such authority or consent is the holder of any such note or other evidence of indebtedness or obligation shall be conclusive and binding on any subsequent holder, transferee or assignee of such note or other evidence of indebtedness or obligation and of any note or notes or other evidences of indebtedness or obligation issued in exchange therefor.
     (f) Except as expressly provided herein and in the Security Documents, Collateral Agent shall have no duty to take any affirmative steps with respect to the administration or collection of amounts payable in respect of the Guaranties, the Security Documents or the Collateral. Collateral Agent shall incur no liability (except to the extent the actions or omissions of Collateral Agent in connection therewith constitute gross negligence or willful misconduct) as a result of any sale of any Collateral, whether at any public or private sale.
     (g) Collateral Agent may resign at any time by giving at least thirty (30) days’ notice thereof to the Parties. In the event of any such resignation, the Majority Credit Parties shall have the right (subject, so long as no Event of Default exists, to the written consent of ProLogis, which shall not be unreasonably withheld or delayed) to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been appointed by the Majority Credit Parties and shall have accepted such appointment within thirty (30) days after the notice of the intent of Collateral Agent to resign, then the retiring Collateral Agent shall, on behalf of the other Credit Parties, use reasonable efforts to appoint a successor Collateral Agent. Any successor Collateral Agent appointed pursuant to this clause shall be a commercial bank or other financial institution organized under the laws of the United States of America or any state thereof having (1) a combined capital and surplus of at least $500,000,000 and (2) a rating upon its long-term senior unsecured indebtedness of “A-2” or better by Moody’s Investors Service, Inc. or “A” or better by Standard & Poor’s Corporation. If, in the case of a resignation, no successor Collateral Agent has accepted appointment by the date that is sixty (60) days following the resigning Collateral Agent’s notice of resignation, then the resigning Collateral Agent’s resignation shall nevertheless thereupon become effective and the Voting Credit Parties shall perform all of the duties of Collateral Agent hereunder until such time, if any, as the Majority Credit Parties appoint a successor Collateral Agent as provided for above. After any Collateral Agent’s resignation hereunder, the provisions of Sections 3 and 9 shall continue to inure to its benefit as to any action taken or omitted to be taken by it while it was Collateral Agent. Successors to Global Administrative Agent shall automatically serve as Collateral Agent hereunder, provided that Global Administrative Agent has not made an election to the contrary.
     (h) Upon the acceptance by a successor Collateral Agent of any appointment as Collateral Agent hereunder, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations hereunder. ProLogis agrees to pay any successor Collateral Agent reasonable and customary fees for serving as Collateral Agent hereunder (subject, so long as the Trigger Date has not occurred, to approval of the amount of such fees by ProLogis (such approval not to be unreasonably withheld)).
     (i) Any Person: (i) into which Collateral Agent may be merged or consolidated or (ii) that may result from any merger, conversion or consolidation to which Collateral Agent shall be a party shall (if Collateral Agent is not the surviving entity) be the successor of Collateral Agent without the execution or filing of any instrument or any further act on the part of any of the parties hereto.
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     (j) In no event shall Collateral Agent or any other Credit Party be liable or responsible for any funds or investments of funds held by ProLogis or any other Obligor.
     (k) With respect to its share of the Credit Obligations, Bank of America (and any Person acting as successor Collateral Agent) and its Affiliates shall have and may exercise the same rights and powers hereunder as, and are subject to the same obligations and liabilities as and to the extent set forth herein for, any other Credit Party, all as if Bank of America (or such successor) were not Collateral Agent. The terms “Credit Parties” or “Global Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Bank of America (and any Person acting as successor Collateral Agent) or any Affiliate thereof in its individual capacity as a Credit Party or Global Lender. Bank of America (and any Person acting as successor Collateral Agent) and its Affiliates may lend money to, and generally engage in any kind of business with, any Obligor as if Bank of America (or such successor) were not acting as Collateral Agent and without any duty to account therefor to the Credit Parties. Without limiting the foregoing, each Credit Party acknowledges that (i) Bank of America is both a Global Lender and Global Administrative Agent under the Global Credit Agreement and Collateral Agent under the Security Documents and (ii) Bank of America (and any Person acting as successor Collateral Agent) and its Affiliates may continue to engage in any credit decision with respect to the Global Credit Agreement, any Hedging Agreement under which Bank of America (or such successor) or any of its Affiliates is a counterparty or any other Financing Agreement, without any duty to account therefor to the Credit Parties by reason of Bank of America’s (or such successor’s) role as Collateral Agent under this Agreement.
     (l) Each Credit Party acknowledges that it has, independently and without reliance upon Collateral Agent or any other Credit Party and based upon such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Financing Agreements to which it is a party. Each Credit Party also acknowledges that it will, independently and without reliance upon Collateral Agent or any other Credit Party and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreements to which it is a party.
     (m) If, with respect to any proposed action to be taken by it, Collateral Agent shall determine in good faith that the provisions of this Agreement relating to the functions or discretionary powers of Collateral Agent are or may be ambiguous or inconsistent, Collateral Agent shall notify the Voting Credit Parties, identifying the proposed action and the provisions it considers to be ambiguous or inconsistent, and may decline either to perform such function or responsibility or to exercise such discretionary power unless it has received the written confirmation of the Majority Credit Parties that the Majority Credit Parties concur that the action proposed to be taken by Collateral Agent is consistent with the terms of this Agreement or is otherwise appropriate. Collateral Agent shall be fully protected in acting or refraining from acting upon the confirmation of the Majority Credit Parties in this respect, and such confirmation shall be binding upon all Credit Parties, subject to Section 11(b).
     (n) Each Credit Party acknowledges that Collateral Agent shall not be required to perform any obligation or duty other than those expressly set forth in this Agreement, and shall have no implied duty or obligation to any Credit Party. Collateral Agent shall have no liability or responsibility to any Credit Party for any action or omission under this Agreement to the extent that such action or omission results from the failure of any other Credit Party to perform, in a timely manner, its obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the time periods established for actions by Collateral Agent, including calculations and the distribution of payments, may be extended as Collateral Agent deems reasonably necessary to permit the making of accurate calculations and payments in accordance with the provisions of this Agreement.
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SECTION 10. INVALIDATED PAYMENTS.
     If Collateral Agent or any other Credit Party receives any amount pursuant to this Agreement that is subsequently required to be returned or repaid by Collateral Agent or such other Credit Party to any Obligor or any Obligor’s representatives or successors in interest, whether by court order, settlement of a claim or action seeking return or repayment of any such amount or otherwise (a “Repayment Event”), then:
     (a) if such Repayment Event results in Collateral Agent being required to return or repay any amount distributed by it to the other Credit Parties under this Agreement, each Credit Party to which such amount was distributed shall, forthwith upon its receipt of a notice thereof from Collateral Agent, pay Collateral Agent an amount equal to such Credit Party’s ratable share (based on the amount distributed to such Credit Party) of the amount required to be returned or repaid relating to such Repayment Event; and, if Collateral Agent’s repayment obligation includes any amount of interest accrued on the amount distributed by it under this Agreement, then the payment obligations of each such Credit Party shall include a ratable share of such interest (adjusted, if necessary, to account for the period of time such Credit Party had the proceeds of the amount required to be returned or repaid); and
     (b) if such Repayment Event results in any Credit Party being required to return or repay, and such Credit Party returns or repays, any material amount received by it (whether from an Obligor, through Collateral Agent or otherwise) for its own account under this Agreement, then Collateral Agent shall designate a date (occurring not more than 45 days after such Repayment Event) as an Equalization Date.
SECTION 11. MISCELLANEOUS.
     (a) All notices and other communications provided for herein shall be in writing and may be sent by overnight air courier, facsimile communication, e-mail or mail and shall be deemed to have been given when delivered by overnight air courier, when delivered by facsimile communication or e-mail with electronic confirmation of receipt or five (5) Business Days after deposit in the mail, registered or certified, with postage prepaid and properly addressed. For the purposes hereof, the address of each Party (until notice of a change thereof is delivered as provided in this Section 11(a)) shall be set forth under such Party’s name on the signature pages (including acknowledgments) hereof. Any notice to a Representative of any Credit Party shall constitute notice to such Credit Party.
     (b) This Agreement may be amended, modified or waived only by an instrument or instruments in writing signed by ProLogis (unless such amendment or modification does not adversely affect the rights, interests or obligations of any Obligor or any Noteholder; provided that after the Trigger Date, ProLogis’ agreement to an amendment or modification shall not be required unless such amendment or modification would adversely affect the economic, or material legal, rights, interests or obligations of the Obligors or the Noteholders), Collateral Agent and the Majority Credit Parties; provided that (i) subject to clause (iii) below, any amendment, modification or waiver of Section 4(a) or (b), Section 5(a), (b), (d) or (e) or Section 6(a) or (b) must be signed by each holder (or the Representative thereof) of Voting Obligations that is affected thereby; (ii) any amendment, modification or waiver that would affect the rights and obligations of Collateral Agent must be signed by Collateral Agent; and (iii) prior to the date that ProLogis files its Form 10-Q with the Securities and Exchange Commission for the fiscal quarter ended September 30, 2005, ProLogis, Collateral Agent and Global Administrative Agent may, without the consent of any other Credit Party (but with prompt notice to all Credit Parties other than Noteholders), amend any provision hereof to clarify or correct such provision so long as the essential agreements set
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forth herein to share the Proceeds of Pledged Collateral ratably (to the extent possible) among all Credit Parties and to share Recoveries (subject to the limitations set forth herein) ratably (to the extent possible) among all Sharing Parties are not affected.
     (c) This Agreement shall be binding upon and inure to the benefit of (i) Collateral Agent; (ii) each other creditor of ProLogis that (A) is eligible to become a Credit Party in accordance with the terms hereof and (B) agrees to become a Credit Party by (I) executing and delivering a counterpart hereof or an acknowledgment in the form of Exhibit B, (II) the execution and delivery hereof, or of an acknowledgment in the form of Exhibit B, by a Representative thereof, or (III) accepting any of the benefits hereof or of any Security Document; and (iii) the respective successors and assigns of the foregoing (in each case with respect to the obligations owed to such Credit Party that constitute Designated Senior Debt in accordance with the terms hereof). Each transferee of any Credit Obligation shall take such Credit Obligation subject to the provisions of this Agreement and to any waiver or consent given or other action taken or authorized hereunder by each previous holder of such Credit Obligation prior to the receipt by Collateral Agent of written notice of such transfer; and, except as expressly otherwise provided in such notice, Collateral Agent shall be entitled to assume conclusively that the transferee named in such notice shall thereafter be vested with all rights, powers and obligations as a Credit Party under this Agreement with respect to the portion of the Credit Obligations transferred to such transferee. Without limiting the foregoing, if any Credit Party transfers Credit Obligations to a transferee, such transferee shall automatically assume all obligations (contingent or otherwise) hereunder of the transferring Credit Party (and any predecessor thereof) to repay amounts paid to such transferring Credit Party (or any such predecessor) prior to the date of such transfer, or to buy participations or enter into other arrangements to equalize Recoveries pursuant to Sections 5 and 6, in each case with respect to a ratable portion of the specific Credit Obligations so assigned; provided that unless Collateral Agent consents in writing to a transfer of Credit Obligations (which consent will not be unreasonably withheld), the transferring Credit Party shall also be obligated for such obligations. Upon the written request of any Credit Party, Collateral Agent will provide such Credit Party with copies of any written notices of transfer received pursuant hereto.
     (d) This Agreement shall continue to be effective among the Credit Parties even though a case or proceeding under any bankruptcy or insolvency law or any proceeding in the nature of a receivership, whether or not under any bankruptcy or insolvency law, shall be instituted with respect to any Obligor, or any portion of the property or assets of any Obligor, and all actions taken by the Credit Parties with regard to such proceeding shall be by the Majority Credit Parties; provided that nothing herein shall be interpreted to preclude any Credit Party from filing a proof of claim with respect to its Credit Obligations or from casting its vote, or abstaining from voting, for or against confirmation of a plan of reorganization in a case of bankruptcy, insolvency or similar law in its sole discretion.
     (e) Each Credit Party agrees to do such further acts and things and to execute and deliver such additional agreements (including participation agreements), powers and instruments as any other Credit Party may reasonably request to carry into effect the terms, provisions and purposes of this Agreement or to better assure and confirm unto such other Credit Party hereto its respective rights, powers and remedies hereunder; provided that the failure of any Credit Party to execute or deliver any such agreement, power or instrument shall not affect the validity or effectiveness of any provision of this Agreement.
     (f) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Electronic submission of the signature of any party on any counterpart shall be effective as the signature of such party for purposes of the effectiveness of this Agreement.
27                Amended and Restated Security Agency Agreement

     (g) If any Credit Party fails to make available to Collateral Agent (or, if applicable, any Selling Credit Party) any amount payable by such Credit Party on the date such amount is due hereunder, then interest shall accrue on such amount at the Overnight Rate from such due date to the date on which (i) such Credit Party pays such amount and all such accrued and unpaid interest thereon to Collateral Agent (or the applicable Selling Credit Party) and/or (ii) Collateral Agent (individually or on behalf of the applicable Selling Credit Party) makes a payment to such Credit Party pursuant to Section 4, 5 or 6 that is net of such amount and all such accrued and unpaid interest thereon. Without limiting the foregoing, (x) if any Credit Party fails to promptly pay to Collateral Agent any amount that is payable by such Credit Party to Collateral Agent under this Agreement, Collateral Agent may deduct such amount from any amount payable thereafter to such Credit Party under this Agreement, and (y) if any Credit Party fails to make any payment or purchase any participation required to be made or purchased by such Credit Party hereunder, including payments and purchases required under Section 4 or 5, then no other Credit Party shall have any liability, obligation or responsibility with respect to such non-payment.
     (h) Notwithstanding any other provision of this Agreement, no Credit Party that contests, directly or indirectly, the validity or enforceability of this Agreement or any provision hereof shall be entitled to receive any payment or other distribution pursuant to Section 4, 5 or 6 or to receive any other benefit hereunder (and the Credit Obligations of such Credit Party shall be excluded from all calculations hereunder).
     (i) This Agreement shall become effective immediately upon execution by the initial parties hereto and shall continue in full force and effect until one year following the date upon which all Credit Obligations are irrevocably paid in full and all commitments to create Credit Obligations have been terminated.
     (j) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
     (k) Headings of sections of this Agreement have been included herein for convenience only and should not be considered in interpreting this Agreement.
     (l) Nothing in this Agreement, the Guaranties or the Security Documents, expressed or implied, is intended or shall be construed to confer upon or give to any Person, other than the Credit Parties and, to the extent expressly set forth herein, ProLogis, any right, remedy or claim under or by reason of any such agreement or any covenant, condition or stipulation herein or therein contained.
     (m) If any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     (n) ProLogis agrees to promptly deliver to Collateral Agent any amendment, modification or supplement to any Financing Agreement.
     (o) This Agreement amends and restates in its entirety the Original Agreement.
     (p) EACH PARTY (AND, BY ACCEPTING THE BENEFITS HEREOF, EACH OTHER CREDIT PARTY) IRREVOCABLY AND UNCONDITIONALLY (I) SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF
28                Amended and Restated Security Agency Agreement

NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN SUCH ACTION OR PROCEEDING; (II) AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT, (III) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO ABOVE, (IV) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND (V) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT A CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THE CREDIT OBLIGATIONS AGAINST ANY BORROWER, ANY GUARANTOR UNDER A GUARANTY, OR ANY OTHER PERSON TO COLLECT, PRESERVE, OR ENFORCE CREDIT OBLIGATIONS, OR AGAINST ITS OR THEIR PROPERTIES, IN THE COURTS OF ANY JURISDICTION.
     (q) EACH PARTY (AND, BY ACCEPTING THE BENEFITS HEREOF, EACH OTHER CREDIT PARTY) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE (q).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
29                Amended and Restated Security Agency Agreement

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

BANK OF AMERICA, N.A., as Global Administrative Agent

By:	/s/ Will T. Bowers, Jr.

Will T. Bowers, Jr.
Principal

Bank of America, N.A.
901 Main Street, 64th Floor
P.O. Box 831000
Dallas, Texas 75283-1000
Attention: Will T. Bowers, Jr.
Facsimile: (214) 209-0085

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Will T. Bowers, Jr.

Will T. Bowers, Jr.
Principal

Bank of America, N.A.
901 Main Street, 64th Floor
P.O. Box 831000
Dallas, Texas 75283-1000
Attention: Will T. Bowers, Jr.
Facsimile: (214) 209-0085
Signature Page to Amended and Restated Security Agency Agreement

Acknowledged and agreed:
PROLOGIS, a Maryland real estate investment trust

By:	/s/ M. Gordon Keiser, Jr.
M. Gordon Keiser, Jr.
Senior Vice President and Treasurer
14100 East 35th Place
Aurora, Colorado 80011
Attention:       Mr. M. Gordon Keiser, Jr.
Facsimile:       (303) 375-8581
Signature Page to Amended and Restated Security Agency Agreement

SCHEDULE 1
CREDIT AGREEMENTS
     The Multi-Currency Revolving Facility Agreement dated August 7, 2003 by and among PLD Europe Finance B.V. and ProLogis UK Funding B.V., as original borrower, ProLogis, as Parent, the guarantors named therein, ABN AMRO Bank N.V., as Facility Agent, and various lenders.
     The Revolving Credit Facility Agreement dated August 5, 2003 by and among ProLogis Japan Finance Incorporated, as original borrower, certain additional borrowers, ProLogis, as guarantor, Sumitomo Mitsui Banking Corporation, as Agent, and various lenders.
     The Credit Agreement dated November 18, 2004 by and among the borrowers named therein, ProLogis, as guarantor, Bank of America, acting through its Canadian branch, as Administrative Agent, and various lenders named therein.
     The Credit Agreement (Multi-Year) dated November 8, 2002 by and among ProLogis, as a borrower and guarantor, the other borrowers named therein, Bank of America, as Administrative Agent, and various lenders.
     The Credit Agreement (364-Day) dated November 8, 2002 by and among ProLogis, as borrower and guarantor, the other borrowers named therein, Bank of America, as Administrative Agent, and various lenders.
     The Credit Agreement dated June 29, 2005 by and among ProLogis Macquarie Fund, as borrower, ProLogis, as guarantor, Bank of America, as Administrative Agent, and various lenders.

SCHEDULE 2
EXISTING OTHER DESIGNATED SENIOR DEBT
     (1) Indebtedness of ProLogis under the Indenture dated as of March 1, 1995 between ProLogis (then known as Security Capital Industrial Trust) and US Bank Trust National Association (as successor to State Street Bank and Trust Company), as trustee.*
     (2) Indebtedness of ProLogis under the Note Purchase Agreement dated as of November 15, 1997 between ProLogis (as successor by merger to Meridian Industrial Trust, Inc.) and each of the Holders referred to therein.
     (3) Indebtedness of ProLogis under the Trust Deed dated as of April 13, 2004 among PLD International Finance LLC, ProLogis and ABN AMRO Trustees Limited, as Trustee, pursuant to which PLD International Finance LLC issued €350,000,000 of 4.375% Notes due 2011.*
     (4) Indebtedness of ProLogis under a guaranty of the obligations of ProLogis UK Financial Services Limited under the Agreement dated July 15, 2005 between The Royal Bank of Scotland plc and ProLogis UK Financial Services Limited relating to a credit facility in the original principal amount of £75,500,000 for the issuance of bonds in connection with the development known as Dartford Bridge in Dartford, England.
     (5) Indebtedness of ProLogis under a guaranty of the obligations of ProLogis UK Financial Services Limited under the Agreement dated March 31, 2005 between The Royal Bank of Scotland plc and ProLogis UK Financial Services Limited relating to certain performance bonds and other credit extensions.
* Indicates that such Financing Agreement is a Note Agreement.

SCHEDULE 3
SECURITY DOCUMENTS
1. Second Amended and Restated Borrower Pledge Agreement dated as of October 6, 2005 executed by ProLogis and Collateral Agent.
2. Separate Subsidiary Pledge Agreements dated as of October 6, 2005 executed by Collateral Agent and each of ProLogis Japan Finance Incorporated, ProLogis Japan Incorporated, ProLogis Development Services Incorporated, ProLogis Management Incorporated, ProLogis-North Carolina (2) Incorporated, ProLogis-Monterrey (1) LLC, ProLogis-Monterrey (2) LLC, ProLogis-Reynosa (1) LLC, ProLogis-Reynosa (2) LLC, ProLogis KK and ProLogis China Holding II Srl.
3. Pledge of Intercompany Receivables dated as of October 6, 2005 executed by PLD Europe Finance B.V., ProLogis UK Funding B.V., ProLogis UK Finding II B.V., and Collateral Agent.

EXHIBIT A
NOTICE OF DESIGNATED SENIOR DEBT
Date:                                         ,
     Please refer to the Amended and Restated Security Agency Agreement dated as of October 6, 2005 (the “Security Agency Agreement”; capitalized terms used but not defined herein have the respective meanings set forth in the Security Agency Agreement) among Bank of America, N.A., as Global Administrative Agent, certain other creditors of ProLogis (or their representatives) and Bank of America, N.A., as Collateral Agent.
     By executing and delivering this Notice of Designated Senior Debt pursuant to Section 8(a) of the Security Agency Agreement, ProLogis designates the agreement described below as Other DS Debt (the “Additional DS Debt”).
     AGREEMENT:
     The Additional DS Debt shall be subject to the terms and provisions of the Security Agency Agreement until [SPECIFY CIRCUMSTANCES UNDER WHICH PROLOGIS MAY REVOKE DESIGNATION DESCRIBED ABOVE]. The obligations in respect of the Additional DS Debt [do not] constitute Voting Obligations under the Security Agency Agreement. The holders of the Additional DS Debt are [not] Noteholders. The Representative of such holders, which shall [not] become a Party, is [                    ] and the administrative details for such Representative are as follows:

[Name]
[Address]
Attention:	[ ]
Facsimile: [ ]
Exhibit A to Amended and Restated Security Agency Agreement

EXHIBIT B
ACKNOWLEDGEMENT
Date:                                         ,
     Please refer to the Amended and Restated Security Agency Agreement dated as of October 6, 2005 (the “Security Agency Agreement;” capitalized terms used but not defined herein have the respective meanings set forth in the Security Agency Agreement) among Bank of America, N.A., as Global Administrative Agent, certain other creditors of ProLogis (or their representatives) and Bank of America, N.A., as Collateral Agent.
     By executing and delivering this Acknowledgment, the undersigned[, as [agent/trustee/representative] for the holders] [the holder] of the Other DS Debt described on Attachment 1 hereto, agrees[, on its behalf and on behalf of such holders,] to be bound by all the terms and provisions of the Security Agency Agreement and acknowledges that (a) the obligations in respect to Other DS Debt shall constitute Voting Obligations under the Security Agency Agreement and (b) the undersigned in its capacity as agent/trustee/representative] shall become a Party to the Security Agency Agreement and shall be [the Representative of the holders of such Other DS Debt] [its own Representative]. The address set out under the signature of the undersigned below shall constitute its address for the purposes of Section II(a) of the Security Agency Agreement until changed in accordance therewith.
     This Acknowledgment shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

[NAME][, as Agent] [Trustee] [duly authorized representative]

By:

Name:
Title:

Address:

Facsimile:
Exhibit B to Amended and Restated Security Agency Agreement

EXHIBIT C
NOTEHOLDER REPRESENTATIVE NOTICE
[DATE]

TO:	The financial institutions party to the
[DESCRIBE OTHER DSD
AGREEMENT] (each a “Holder”)
[C/O [REPRESENTATIVE NAME]]
[REPRESENTATIVE ADDRESS]
     Please refer to Section 8(c) of the Amended and Restated Security Agency Agreement dated as of October 6, 2005 (as amended or otherwise modified, the “Security Agency Agreement”) among Bank of America, N.A., as Global Administrative Agent, certain other creditors of ProLogis and Bank of America, N.A., as Collateral Agent. Capitalized terms used but not defined herein have the respective meanings set forth in the Security Agency Agreement.
     Collateral Agent notifies you that (a) the Trigger Date occurred on ___, 20{___] and (b) unless Collateral Agent receives an executed acknowledgment from you in the form attached hereto as Attachment 1 (with appropriate insertions) on or prior to ___, 20{___] [120 DAYS AFTER DATE OF NOTICE], (a) the obligations owing to the Holders shall not be Shared Credit Obligations and (b) the Holders shall be Non-Sharing Credit Parties.

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:
Exhibit C to Amended and Restated Security Agency Agreement

ATTACHMENT 1
TO EXHIBIT C
FORM OF REPRESENTATIVE ACKNOWLEDGMENT
[DATE]

TO:	Bank of America, N.A., as Collateral Agent
[Address]
Attention:
Facsimile:
     Please refer to Section 8(c) of the Amended and Restated Security Agency Agreement dated as of October 6, 2005 (as amended or otherwise modified, the “Security Agency Agreement”) among Bank of America, N.A., as Global Administrative Agent, certain other creditors of ProLogis and Bank of America, N.A., as Collateral Agent. Capitalized terms used but not defined herein have the respective meanings set forth in the Security Agency Agreement.
     The undersigned acting in its capacity as the Representative of the holders (the “Holders”) of the Other DS Debt arising under the [DESCRIBE AGREEMENT] (the “Other DSD Agreement”), agrees as follows:
     [(a) to become a Noteholder on the date hereof;
     (b) to be subject to all obligations applicable to Credit Parties under the Security Agency Agreement (including Sections 2, 5, 6 and 9 thereof, provided that [the] [such] Holder shall only be obligated to indemnify Collateral Agent pursuant to Section 9(c) of the Security Agency Agreement for losses, costs, expenses and liabilities of Collateral Agent arising on or after the Trigger Date); and
     (c) to receive payments of Proceeds arising [on and] after the Trigger Date pursuant to Section 4 of the Security Agency Agreement and to immediately deliver all Proceeds received by [such] [the] Holder after the Trigger Date to Collateral Agent to be distributed by Collateral Agent in accordance with the terms of the Security Agency Agreement].

[ ], as [ ]

By:
Name:
Title:
Attachment 1 to Exhibit C to Amended and
Restated Security Agency Agreement